EXHIBIT 99.1


M.D.C. Holdings, Inc.
401(k) Savings Plan
Financial Statements and
Additional Information
December 31, 1998 and 1997

M.D.C. Holdings, Inc.
401(k) Savings Plan
Index

                                                                        Page

Financial Statements:

   Report of Independent Accountants                                       1

   Statement of Net Assets Available for Benefits, with
     Fund Information                                                    2-3

   Statement of Changes in Net Assets Available for Benefits,
     with Fund Information                                               4-6

   Notes to Financial Statements                                        7-12

Additional Information:

   Schedule  I - Schedule of Assets Held for Investment Purposes          13

   Schedule II - Schedule of Reportable Transactions                      14

                      Report of Independent Accountants


To the Participants and Administrator
of the M.D.C. Holdings, Inc. 401(k) Savings Plan

In our opinion, the accompanying statements of net assets available for benefits, with fund information and the related statements of changes in net assets available for benefits, with fund information, present fairly, in all material respects, the net assets available for benefits of the M.D.C. Holdings, Inc. 401(k) Savings Plan at December 31, 1998 and 1997, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for the purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for benefits of each fund. These supplemental schedules and fund information are the responsibility of the Plan's management. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The schedule of assets held for investment purposes and the schedule of reportable transactions that accompany the Plan's financial statements do not disclose the historical cost of certain plan assets. Disclosure of this information is required by the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.




Denver, Colorado
June 28, 1999

  The accompanying notes are an integral part of these financial statements.


M.D.C. Holdings, Inc.
401(k) Savings Plan
Statement of Net Assets Available for Benefits, with Fund Information As of December 31, 1998
---------------------------------------------------------------------

                                                          Investments            Employer           Employee
           Assets                                        at Fair Value          Receivable         Receivable             Total
           EuroPacific Growth Fund                         $    61,734                   -           $  3,325         $    65,059
           Fidelity Advisor Growth Opportunities Fund        5,529,960                   -             20,834           5,550,794
           The Income Fund of America                        1,854,298                   -              7,770           1,862,068
           INVESCO Dynamics Fund                               277,892                   -             16,982             294,874
           NeubergerBerman Genesis Fund                        160,202                   -              6,245             166,447
           The Victory Stock Index Fund; Class A Shares      2,908,888                   -             18,822           2,927,710
           Washington Mutual Investor Fund, Inc.               204,632                   -             12,593             217,225
           The Bond Fund of America, Inc.                       61,954                   -              3,272              65,226
           EB Managed Guaranteed Investment Contract         2,926,706                   -             10,877           2,937,583
           Participant Notes Receivable                        463,831                   -                  -             463,831
           M.D.C. Stock Fund                                 1,587,878         $ 1,497,447              7,667           3,092,992
                                                           -----------         -----------           --------         -----------
           Net assets available for benefits               $16,037,975         $ 1,497,447           $108,387         $17,643,809
                                                           ===========         ===========           ========         ===========

    The accompanying notes are an integral part of these financial statements.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Statement of Net Assets Available for Benefits, with Fund Information As of December 31, 1997
--------------------------------------------------------------------

Assets                                             Investments           Employer            Employee
                                                  at Fair Value         Receivable          Receivable            Total
CIGNA Charter Guaranteed Long-Term Fund             $ 2,494,051                   -        $     12,868         $ 2,506,919
CIGNA Charter Guaranteed Short-Term Fund                259,658                   -               2,396             262,054
CIGNA Charter Large Company Stock Index Fund          1,799,913                   -              13,283           1,813,196
CIGNA Charter Balanced Fund                             274,378                   -               2,723             277,101
CIGNA Fidelity Advisor Growth Opportunities Fund      4,221,105                   -              23,521           4,244,626
CIGNA Fidelity Advisor Balanced Fund                  1,431,268                   -               6,148           1,437,416
Participant Notes Receivable                            284,420                   -                   -             284,420
M.D.C. Stock Fund                                       651,897       $     565,427               1,467           1,218,791
                                                    -----------       -------------        ------------         -----------
Net assets available for benefits                   $11,416,690       $     565,427        $     62,406         $12,044,523
                                                    ===========       =============        ============         ===========


  The accompanying notes are an integral part of these financial statements.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Statement of Changes in Net Assets Available for Benefits, with Fund Information
--------------------------------------------------------------------------------

                                                                 For the Year Ended December 31, 1998
                                                                           Participant Directed
                                            ----------------------------------------------------------------------------------------
                                                 Charter        Charter
                                               Guaranteed      Guaranteed    Charter Large                       Fidelity
                                                Long-Term      Short-Term    Company Stock      Charter           Advisor
                                                  Fund            Fund        Index Fund     Balanced Fund     Balanced Fund
Additions to net assets attributed to:
    Investment income
     Interest and dividends                   $     69,514   $      5,077     $          -    $          -     $          -
     Net appreciation (depreciation) in
        fair value of investments                        -              -          352,347          34,059          172,448
                                              ------------   ------------     ------------    ------------     ------------
                                                    69,514          5,077          352,347          34,059          172,448
                                              ------------  -------------     ------------    ------------     ------------
Contributions
     Employer                                            -              -                -               -                -
     Employee                                      220,733         29,852          283,560          48,088          138,972
                                              ------------   ------------     ------------    ------------     ------------
                                                   220,733         29,852          283,560          48,088          138,972
                                              ------------   ------------     ------------    ------------     ------------
Total additions                                    290,247         34,929          635,907          82,147          311,420

Deductions from net assets attributed to:
     Benefit payments                             (148,929)       (12,226)        (115,802)         (6,907)        (127,091)
     Transaction charge                               (295)          (139)            (258)            (41)            (149)
     Participant notes receivable
        terminated due to withdrawal of
        participants                                     -              -                -               -                -
                                              ------------   ------------     ------------    ------------     ------------

Total deductions                                  (149,224)       (12,365)        (116,060)         (6,948)        (127,240)
Change in forfeitures                              (52,303)          (166)          (3,437)           (668)          (2,557)
                                              ------------   ------------     ------------    ------------    -------------
Net increase (decrease) prior to fund
    transfers                                       88,720         22,398          516,410          74,531          181,623
Interfund transfers, net                          (171,705)       (17,576)         124,195          11,039         (127,823)
Transfer of assets between Trustees, net        (2,423,934)      (266,876)      (2,453,801)       (362,671)      (1,491,216)
                                              ------------   ------------     ------------    ------------     ------------
Net increase (decrease) in net assets           (2,506,919)      (262,054)      (1,813,196)       (277,101)      (1,437,416)
Net assets available for benefits at
    beginning of year                            2,506,919        262,054        1,813,196         277,101        1,437,416
                                              ------------   ------------     ------------    ------------     ------------

Net assets available for benefits at end of   $          -   $          -     $          -    $          -    $           -
    year                                      ============   ============     ============    ============    =============

                                                                 For the Year Ended December 31, 1998
                                                                           Participant Directed
                                            -----------------------------------------------------------------

                                                           Fidelity Advisor
                                                               Growth         The Income
                                              EuroPacific   Opportunities       Fund of
                                              Growth Fund       Fund            America
Additions to net assets attributed to:
    Investment income
     Interest and dividends                   $      1,793  $      217,355    $    165,035
     Net appreciation (depreciation) in
        fair value of investments                    2,163         827,709        (126,901)
                                              ------------  --------------    ------------
                                                     3,956       1,045,064          38,134
                                              ------------  --------------    ------------
Contributions
     Employer                                            -               -               -
     Employee                                       59,994         813,945         144,638
                                              ------------  --------------    ------------
                                                    59,994         813,945         144,638
                                              ------------  --------------    ------------
Total additions                                     63,950       1,859,009         182,772

Deductions from net assets attributed to:
     Benefit payments                                 (169)       (585,187)        (81,824)
     Transaction charge                                (18)         (2,049)           (552)
     Participant notes receivable
        terminated due to withdrawal of
        participants                                      -               -               -
                                               ------------  --------------    ------------
Total deductions                                      (187)       (587,236)        (82,376)
Change in forfeitures                                    -          (6,374)              -
                                              ------------  --------------    ------------
Net increase (decrease) prior to fund
    transfers                                       63,763       1,265,399         100,396
Interfund transfers, net                             1,296          40,769         (93,684)
Transfer of assets between Trustees, net                 -               -       1,855,356
                                              ------------  --------------    ------------
Net increase (decrease) in net assets               65,059       1,306,168       1,862,068
Net assets available for benefits at
    beginning of year                                    -       4,244,626               -
                                              ------------  --------------    ------------
Net assets available for benefits at end of
year                                          $     65,059  $    5,550,794    $  1,862,068
                                              ============  ==============    ============

  The accompanying notes are an integral part of these financial statements.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Statement of Changes in Net Assets Available for Benefits with Fund Information (continued)
--------------------------------------------------------------------------------

                                                                 For the Year Ended December 31, 1998
                                                                           Participant Directed
                                            ---------------------------------------------------------------------------------------
                                                                         The Victory
                                                                             Stock       Washington                    EB Managed
                                                            Neuberger-    Index Fund;      Mutual        The Bond      Guaranteed
                                              INVESCO         Berman        Class A     Investor Fund,    Fund Of      Investment
                                              Dynamics     Genesis Fund      Shares         Inc.        America, Inc.   Contract
                                                Fund
Additions to net assets attributed to:
    Investment income
     Interest and dividends                 $     18,571   $      2,258   $    261,099   $     15,512  $      1,311   $          -
     Net appreciation (depreciation) in
        fair value of investments                 24,167          6,464        (57,090)          (148)         (180)        82,920
                                            ------------   ------------   ------------   ------------  ------------   ------------
                                                  42,738          8,722        204,009         15,364         1,131         82,920
                                            ------------   ------------   ------------   ------------  ------------   ------------
Contributions
     Employer                                          -              -              -              -             -              -
     Employee                                    240,130        145,732        348,270        167,468        54,525        221,044
                                            ------------   ------------   ------------   ------------  ------------   ------------
                                                 240,130        145,732        348,270        167,468        54,525        221,044
                                            ------------   ------------   ------------   ------------  ------------   ------------
Total additions                                  282,868        154,454        552,279        182,832        55,656        303,964
Deductions from net assets attributed to:
     Benefit payments                             (1,060)          (767)      (103,089)        (1,229)         (404)      (101,364)
     Transaction charge                              (81)           (46)          (874)           (61)          (18)          (870)
     Participant notes receivable
        terminated due to withdrawal of
        participants                                   -              -              -              -             -              -
                                            ------------   ------------   ------------   ------------  ------------   ------------
Total deductions                                  (1,141)          (813)      (103,963)        (1,290)         (422)      (102,234)
Change in forfeitures                                  -              -              -              -             -              -
                                            ------------   ------------   ------------   ------------  ------------   ------------
Net increase (decrease) prior to fund
    transfers                                    281,727        153,641        448,316        181,542        55,234        201,730
Interfund transfers, net                          12,230         12,405         25,192         34,251         9,992         49,663
Transfer of assets between Trustees, net             917            401      2,454,202          1,432             -      2,686,190
                                            ------------   ------------  -------------   ------------  ------------  -------------
Net increase (decrease) in net assets            294,874        166,447      2,927,710        217,225        65,226      2,937,583
Net assets available for benefits at
    beginning of year                                  -              -              -              -             -              -
                                            ------------   ------------   ------------   ------------  ------------   ------------
Net assets available for benefits at end
    of year                                 $    294,874   $    166,447   $  2,927,710   $    217,225  $     65,226   $  2,937,583
                                            ============   ============   ============   ============  ============   ============

                                                                 For the Year Ended December 31, 1998
                                                                           Participant Directed
                                            ---------------------------------------------------------------
                                            Participant
                                               Notes         M.D.C.
                                             Receivable    Stock Fund        Total
Additions to net assets attributed to:
    Investment income
     Interest and dividends                 $     16,831   $     10,687   $    785,043
     Net appreciation (depreciation) in
        fair value of investments                      -        328,536      1,646,494
                                            ------------   ------------   ------------
                                                  16,831        339,223      2,431,537
                                            ------------   ------------   ------------
Contributions
     Employer                                          -      1,497,448      1,497,448
     Employee                                          -        236,310      3,153,261
                                            ------------   ------------   ------------
                                                       -      1,733,758      4,650,709
                                            ------------   ------------   ------------
Total additions                                   16,831      2,072,981      7,082,246
Deductions from net assets attributed to:
     Benefit payments                                  -        (93,461)    (1,379,509)
     Transaction charge                                -         (1,114)        (6,565)
     Participant notes receivable
        terminated due to withdrawal of
        participants                             (23,186)             -        (23,186)
                                            ------------   ------------   ------------
Total deductions                                 (23,186)       (94,575)    (1,409,260)
Change in forfeitures                                  -         (8,195)       (73,700)
                                            ------------   ------------   ------------
Net increase (decrease) prior to fund
    transfers                                     (6,355)     1,970,211      5,599,286
Interfund transfers, net                         185,766        (96,010)             -
Transfer of assets between Trustees, net               -              -              -
                                            ------------   ------------   ------------
Net increase (decrease) in net assets            179,411      1,874,201      5,599,286
Net assets available for benefits at
    beginning of year                            284,420      1,218,791     12,044,523
                                            ------------   ------------   ------------
Net assets available for benefits at end
    of year                                 $    463,831   $  3,092,992   $ 17,643,809
                                            ============   ============   ============

  The accompanying notes are an integral part of these financial statements.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Statement of Changes in Net Assets Available for Benefits, with Fund Information
--------------------------------------------------------------------------------

                                                                 For the Year Ended December 31, 1997
                                                                           Participant Directed
                                            ---------------------------------------------------------------------------------------
                                                                                                         Fidelity
                                              Charter        Charter     Charter Large                   Advisor        Fidelity
                                             Guaranteed     Guaranteed       Company       Charter        Growth        Advisor
                                             Long-Term      Short-Term    Stock Index      Balanced   Opportunities     Balanced
                                                Fund           Fund           Fund           Fund          Fund           Fund
Additions to net assets attributed to:
    Investment income
     Interest and dividends                 $    124,977   $     10,843   $          -   $          -  $          -   $          -
     Net appreciation in fair value of
        investments                                    -              -        371,870         37,805       882,319        247,742
                                            ------------   ------------   ------------   ------------  ------------   ------------
                                                 124,977         10,843        371,870         37,805       882,319        247,742
                                            ------------   ------------   ------------   ------------  ------------   ------------
Contributions
     Employer                                         90              -             48              -         1,431            345
     Employee                                    601,244         94,409        474,247         96,197       855,399        274,481
                                            ------------   ------------   ------------   ------------  ------------   ------------
                                                 601,334         94,409        474,295         96,197       856,830        274,826
                                            ------------   ------------   ------------   ------------  ------------   ------------
Total additions                                  726,311        105,252        846,165        134,002     1,739,149        522,568

Deductions from net assets attributed to:
     Benefit payments                           (162,499)       (20,186)      (108,099)       (16,895)     (510,743)      (130,097)
     Transaction charge                           (1,022)          (161)        (1,182)          (157)         (899)          (179)
     Participant notes receivable
        terminated due to withdrawal of
        participants                                   -              -              -              -             -              -
     Transfer to affiliated plan                 (25,470)       (12,665)       (94,333)             -       (50,431)       (34,163)
                                            ------------   ------------   ------------   ------------  ------------   ------------
Total deductions                                (188,991)       (33,012)      (203,614)       (17,052)     (562,073)      (164,439)
Change in forfeitures                             14,172         (1,082)        (4,012)        (2,506)      (14,774)        (5,969)
                                            ------------   ------------   ------------   ------------  ------------  -------------
Net increase (decrease) prior to fund
    transfers                                    551,492         71,158        638,539        114,444     1,162,302        352,160
Interfund transfers, net                         (25,719)       (51,133)        70,332         (7,828)      (78,831)       (41,831)
                                            ------------   ------------   ------------   ------------  ------------   ------------
Net increase in net assets                       525,773         20,025        708,871        106,616     1,083,471        310,329
Net assets available for benefits at
    beginning of year                          1,981,146        242,029      1,104,325        170,485     3,161,155      1,127,087
                                            ------------   ------------   ------------   ------------  ------------   ------------
Net assets available for benefits at end
    of year                                 $  2,506,919   $    262,054   $  1,813,196   $    277,101  $  4,244,626   $  1,437,416
                                            ============   ============   ============   ============  ============   ============

                                                                 For the Year Ended December 31, 1997
                                                                           Participant Directed
                                            --------------------------------------------------------------

                                            Participant
                                               Notes         M.D.C.
                                             Receivable    Stock Fund        Total
Additions to net assets attributed to:
    Investment income
     Interest and dividends                 $     23,520   $      3,979   $    163,319
     Net appreciation in fair value of
        investments                                    -        277,335      1,817,071
                                            ------------   ------------   ------------
                                                  23,520        281,314      1,980,390
                                            ------------   ------------   ------------
Contributions
     Employer                                          -        565,263        567,177
     Employee                                          -         31,656      2,427,633
                                            ------------   ------------   ------------
                                                       -        596,919      2,994,810
                                            ------------   ------------   ------------
Total additions                                   23,520        878,233      4,975,200

Deductions from net assets attributed to:
     Benefit payments                                  -        (78,680)    (1,027,199)
     Transaction charge                                -         (1,382)        (4,982)
     Participant notes receivable
        terminated due to withdrawal of
        participants                             (29,004)             -        (29,004)
     Transfer to affiliated plan                       -              -       (217,062)
                                            ------------   ------------   -------------
Total deductions                                 (29,004)       (80,062)    (1,278,247)
Change in forfeitures                                  -         (7,638)       (21,809)
                                            ------------   ------------   ------------
Net increase (decrease) prior to fund
    transfers                                     (5,484)       790,533      3,675,144
Interfund transfers, net                          63,302         71,708              -
                                            ------------   ------------   ------------
Net increase in net assets                        57,818        862,241      3,675,144
Net assets available for benefits at
    beginning of year                            226,602        356,550      8,369,379
                                            ------------   ------------   ------------
Net assets available for benefits at end
    of year                                 $    284,420   $  1,218,791   $ 12,044,523
                                            ============   ============   ============

  The accompanying notes are an integral part of these financial statements.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
-------------------------------------------------------------------------------

1.     Description of Plan

       The following description of the M.D.C. Holdings, Inc. 401(k) Savings Plan (the "Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

       General
       The Plan is a defined contribution plan established effective January 1, 1992 and most recently amended effective July 1, 1998. All employees of M.D.C. Holdings, Inc. (the "Company") become eligible to participate upon completing six months of service and attaining the age of 21. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

       Contributions
       Participants may contribute an amount equal to, but not less than 1 percent, nor more than 15 percent of their pretax annual compensation, up to a maximum amount of $10,000 and $9,500 in 1998 and 1997, respectively, in accordance with Internal Revenue Service regulations.

       The Company may make matching contributions in a discretionary amount to be determined by resolution of the Board of Directors, on an annual basis. The Company may make a discretionary profit sharing contribution without regard to the current or accumulated net profits of the Company for the taxable year ending with, or within the plan year. The Company's matching and profit sharing contributions may be made in cash or in shares of M.D.C. Holdings, Inc. common stock.

       Participant Accounts
       Each participant's account is credited with the participant's contribution, allocations of the Company's contributions, if any, and Plan earnings. Plan earnings are allocated by fund based on the ratio of a participant's account invested in a particular fund to all participants' investments in that fund. Forfeited balances of terminated participants' non-vested accounts are used first to pay the expenses to administer the plan, and are then allocated to reduce future contributions by the Company. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

       Vesting
       The interest of any participant in contributions made by the Company, and earnings thereon, will become vested to the extent of the following percentages:

                Years of Service                      Vested %
                Less than 2 years                         0%
                After 2 years                            40%
                After 3 years                            60%
                After 4 years                            80%
                After 5 years                           100%

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
-------------------------------------------------------------------------------
1.     Description of Plan (continued)

       If a participant dies, suffers disability or attains the normal retirement age while still employed by the Company, the participant becomes 100% vested without regard to length of service.

       Investment Options
       Upon  enrollment  in  the  Plan,  a  participant  may  currently   direct
       contributions among any of the following investment option:

       * EuroPacific Growth Fund - a fund which seeks long-term capital growth by investing in companies based outside the U.S.

       * Fidelity Advisor Growth Opportunities Fund - a fund which seeks capital growth by investing primarily in common stocks and securities convertible into common stocks.

       * The Income Fund of America - a fund which seeks current income and, secondarily, growth of capital.

       * INVESCO Dynamics Fund - a fund which seeks long-term capital appreciation by investing in equity securities of mid-sized core growth companies.

       *    NeubergerBerman   Genesis   Fund  -  a  fund  which  seeks   capital
            appreciation by investing primarily in equity securities of companies with small market capitalization.

       * The Victory Stock Index Fund; Class A Shares - a fund which seeks to provide long-term capital appreciation by attempting to match the performance of the Standard & Poor's 500 Composite Stock Price Index.

       * Washington Mutual Investor Fund, Inc. - a fund which seeks current income and an opportunity for growth of principal.

       * The Bond Fund of America, Inc. - a fund which seeks a high level of current income as is consistent with preservation of capital.

       * EB Managed Guaranteed Investment Contract - a fund which seeks a reasonable level of income together with stability of capital by investing in a diversified portfolio of insurance companies and other investment contracts.

       * M.D.C. Stock Fund - funds are invested solely in shares of M.D.C. Holdings, Inc. common stock.

       Investment options were changed in July of 1997 in conjunction with the change in trustee, as discussed in Note 3. Participants may change or transfer their investments at any time.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
-------------------------------------------------------------------------------

1.     Description of Plan (continued)

       Payment of Benefits
       A participant who has attained the age of 59 1/2, or has satisfied the terms for a financial hardship, may elect to commence distributions regardless of whether employed by the Company. The participant or beneficiary may elect to receive a lump-sum distribution, an annuity, or a combination of both. Distributions are subject to the applicable provisions of the Plan agreement.

       Participant Notes Receivable
       Participants are permitted to borrow a portion of their vested benefits under the Plan. Participants may borrow up to the lesser of (1) $50,000, reduced by (a) the applicant's highest outstanding loan balance from the Plan during the one year period ending on the day before the loan is made, and (b) the applicant's outstanding loan balance from the Plan on the day the loan is made, or (2) 50 percent of the present value of the Participant's non-forfeitable accrued benefit. Loan transactions are treated as a transfer between the investment fund and the loan fund. The loans are secured by the participant's account balance and bear interest at a fixed rate equal to the current prime rate plus 100 basis points at the date the application is approved. Interest rates on outstanding loans range from 6% to 10%. Principal and interest is paid ratably through monthly payroll deductions.

2.     Summary of Accounting Policies

       Method of Accounting
       The Plan's financial statements are prepared on the accrual basis of accounting, and reflect management's estimates and assumptions, such as those regarding fair value, that affect the recorded amounts. Significant estimates used are discussed throughout the notes to financial statements.

       Investments
       The Plan's investments in investment contracts are valued at market value (Note 4). Shares of the EB Managed Guaranteed Investment Contract are valued at the contract value of the underlying insurance contracts. Shares of registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. The Company stock is valued at its quoted market price. Participant notes receivable are valued at cost which approximates fair value.

       Use of Estimates
       The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

       Payment of Benefits Benefits are recorded when paid.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
-------------------------------------------------------------------------------

2.     Summary of Accounting Policies (continued)

       Expenses
       The Plan's administrative expenses are paid either by the Plan or the Company, as provided by the Plan document.

3.     Administration of Plan Assets

       The Company administers the Plan. Investments of Plan assets and payment of benefits were previously managed under contract with CIGNA Retirement and Investment Services ("CIGNA"), the Plan's former trustee and record-keeper. During 1998, the Company appointed KeyTrust as the Plan's trustee and record-keeper.

       There was a two month "black-out" period during the transition when no activity occurred. The transfer of Plan assets from CIGNA to KeyTrust was completed in July of 1998, and participants re-allocated their account balances to the new investment options.

4.     Deposits with Insurance Company

       The Plan participated in contracts with CG Life via investments in the CIGNA Charter Guaranteed Long-Term and the CIGNA Charter Guaranteed Short-Term Accounts during 1997 and through July 1998. Investments in the CIGNA Charter Guaranteed Long-Term and CIGNA Guaranteed Short-Term Accounts are non-fully benefit responsive and are recorded at contract value which approximates fair value.

       CG Life commingles the assets of the CIGNA Charter Guaranteed Long-Term Account with other assets. For the Plan's investment in the CIGNA Charter Guaranteed Long-Term Account, the Plan is credited with interest at the rate specified in the contract which was 5.90% for the year ended December 31, 1997, net of asset charges. For the Plan's investment in the CIGNA Charter Guaranteed Short-Term Account, the Plan is credited with interest at a yield which averaged 4.90% for the year ended December 31, 1997, net of asset charges.

5.     Investments

       Investments that represent 5 percent or more of the Plan's net assets are separately identified below.

                                                                                        December 31,
                                                                                1998                  1997
         Fidelity Advisor Growth Opportunities Fund
              units, 110,071; 68,181                                       $    5,529,960        $    4,221,105
         EB Managed Guaranteed Investment Contract
              units, 227,688; 0                                                 2,926,706                     -
         The Victory Stock Index Fund; Class A Shares
              units, 136,953; 0                                                 2,908,888                     -
         The Income Fund of America
              units, 106,938; 0                                                 1,854,298                     -
         M.D.C. Stock Fund
              shares, 73,470; 43,287                                            1,587,878               651,897
         CIGNA Charter Guaranteed Long-Term Fund
              interest rate, 5.90%                                                      -             2,494,051
         CIGNA Charter Large Company Stock Index Fund
              units, 0; 37,576                                                          -             1,799,913
         CIGNA Fidelity Advisor Balanced Fund
              units, 0; 52,084                                                          -             1,431,268


6.     Plan Termination

       Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

7.     Income Taxes

       The Internal Revenue Service has determined and informed the Company by a letter dated August 2, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan's administrator and tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
-------------------------------------------------------------------------------

8.     Reconciliation of Plan Financial Statements to the Form 5500

       The Annual Return/Report of Employee Benefit Plan (the "Form 5500") is prepared on the modified cash basis. Accordingly, certain balances included on lines 31 and 32 of the Form 5500 differ from those included in these financial statements. Contributions in the statement of changes in net assets available for benefits differ from contributions on the Form 5500 by the amount of contributions accrued at December 31. The ending net asset balances are reconciled as follows:

                                                                                            December 31,
                                                                                        1998             1997
          Net assets, per Form 5500                                                $   16,037,975   $   11,416,690
          Add:    Employer contributions receivable                                     1,497,447          565,427
                  Employee contributions receivable                                       108,387           62,406
                                                                                   --------------   --------------

          Net assets, per financial statements                                     $   17,643,809   $   12,044,523
                                                                                   ==============   ==============


9.     Transfer to Affiliated Plan

       Effective January 14, 1997, certain employees and their participant balances were transferred from the Plan to the Financial Asset
       Management LLC 401(k) Plan.

10.    Forfeitures

       The net change in forfeitures  represents the net change in the available forfeitures balance from the prior year plus the current year forfeitures generated.  Forfeitures result from non-vested benefit payments remaining
       in  the  Plan  for  all   terminated   employees.   Upon   reaching   the
       break-in-service,  as determined in the Plan agreement, amounts forfeited are added to the  forfeitures  in the Plan.  Forfeitures  of  $18,553  at
       December 31, 1998 are included in the Plan's investment in the EB Managed
       Guaranteed  Investment  Contract.  Forfeitures  are  available  to offset contributions or to pay Plan expenses,  which would be otherwise  payable by the Company,  in accordance with the Plan agreement.  In 1998, Company cash  contributions  were  reduced by $71,483 from  forfeited  non-vested accounts.

                                        12


M.D.C. Holdings, Inc.                                     Additional Information
401(k) Savings Plan                                                   Schedule I
Schedule of Assets Held for Investment Purposes
December 31, 1998
--------------------------------------------------------------------------------


           Identity of issue, borrower,           Description of investment including            Cost          Current
             lessor, or similar party              maturity date, rate of interest,                             value
                                                   collateral, par or maturity value
      The American Funds Group              EuroPacific Growth Fund
                                            $28.40/unit                                        $     59,373    $     61,734

      Fidelity Advisors                     Fidelity Advisor Growth Opportunities Fund
                                            $50.24/unit                                           5,266,889       5,529,960

      The American Funds Group              The Income Fund of America
                                            $17.34/unit                                           1,974,577       1,854,298

      INVESCO Equity, Inc.                  INVESCO Dynamics Fund
                                            $15.75/unit                                             253,973         277,892

      NeubergerBerman Management, Inc.      NeubergerBerman Genesis Fund
                                            $12.70/unit                                             151,711         160,202

      The Victory Portfolios                The Victory Stock Index Fund; Classs A Shares
                                            $21.24/unit
                                                                                                  2,950,956       2,908,888

      Washington Mutual Investors, Inc.     Washington Mutual Investor Fund, Inc.
                                            $32.91/unit                                             204,855         204,632

      The American Funds Group              The Bond Fund of America, Inc.
                                            $13.61/unit                                              62,139          61,954

  *   Key Bank                              EB Managed Guaranteed Investment Contract
                                            $12.85/unit                                           2,850,379       2,926,706

      Participant Notes Receivable          Interest rates of 6.00% - 10.00% and maturity
                                            dates of 1 to 30 years                                  463,831         463,831

  *   M.D.C. Holdings, Inc.                 M.D.C. Common Stock
                                            $21.38/share                                                 **       1,587,878


  * Indicates an identified person known to be a party-in-interest to the Plan.

** Cost information is not presently available from the custodian.


M.D.C. Holdings, Inc.                                     Additional Information
401(k) Savings Plan                                                  Schedule II
Form 5500 - Schedule of Reportable Transactions
Year Ended December 31, 1998
--------------------------------------------------------------------------------

                                                                                                         Current
                                                                                   Expense               value of
                                                                                   incurred              asset on
Identity of party                             Purchase     Selling      Lease        with     Cost of   transaction  Net gain
     involved         Description of asset      price       Price       rental   transaction    asset       date     or (loss)

Connecticut        Purchases into CIGNA
General Life       Charter Guaranteed
Insurance Company  Long-Term Account            $377,824          N/A        N/A          N/A   $377,824   $377,824  $
                                                                                                                             -

Connecticut        Sales from CIGNA Charter
General Life       Guaranteed Long-Term
Insurance Company  Account                           N/A   $2,941,389        N/A          N/A  3,023,619   2,941,389  (82,230)

Connecticut        Purchases into CIGNA
General Life       Fidelity Advisor Balanced
Insurance Company  Fund                          218,807          N/A        N/A          N/A    218,807     218,807         -

Connecticut        Sales from CIGNA Fidelity
General Life       Advisor Balanced Fund
Insurance Company                                    N/A    1,822,523        N/A          N/A  1,649,926   1,822,523   172,597

Connecticut        Purchases into CIGNA
General Life       Charter Large Company
Insurance Company  Stock Index Fund              459,956          N/A        N/A          N/A    459,956     459,956         -

Connecticut        Sales from CIGNA Charter
General Life       Large Company Stock Index
Insurance Company  Fund                              N/A    2,612,216        N/A          N/A  2,259,611   2,612,216   352,605

Fidelity Advisors  Purchases into Fidelity
                   Advisor Growth              1,218,543          N/A        N/A          N/A  1,218,543   1,218,543         -
                   Opportunities Fund

Fidelity Advisors  Sales from Fidelity
                   Advisor Growth                    N/A      954,752        N/A          N/A    757,617     954,752   197,135
                   Opportunities Fund

The American       Purchases into The Income
Funds Group        Fund of America             2,000,701          N/A        N/A          N/A  2,000,701   2,000,701         -

The American       Sales from the Income
Funds Group        Fund of America                   N/A      184,537        N/A          N/A    169,509     184,537    15,028

The Victory        Purchases into The
Portfolios         Victory Stock Index          2,939,038         N/A        N/A          N/A   2,939,038  2,939,038         -
                   Fund;  Class A Shares

The Victory        Sales from The Victory
Portfolios         Stock Index Fund; Class A         N/A      234,159        N/A          N/A    206,198     234,159    27,961
                   Shares

Key Bank           Purchases into the EB
                   Managed Guaranteed                             N/A        N/A          N/A              3,141,746         -
                   Investment Contract         3,141,746                                       3,141,746

Key Bank           Sales from the EB Managed
                   Guaranteed Investment             N/A      297,960        N/A          N/A    246,935     297,960    51,025
                   Contract

M.D.C. Holdings,   Purchases into
Inc.               M.D.C. common stock           835,557          N/A        N/A          N/A    835,557     835,557         -

M.D.C. Holdings,   Sales from
Inc.               M.D.C. common stock               N/A      238,799        N/A          N/A          *     238,799         *


*    Cost information is presently not available from the custodian

                                     14